EXHIBIT G

February 2, 2018

Mr. Paul A. Castanon
Vice President, Deputy General Counsel and Corporate Secretary
Tenet Healthcare Corporation
1445 Ross Ave, Suite 1400
Dallas, Texas 75202
corporatesecretary@tenethealth.com

VIA PERSONAL DELIVERY, EMAIL AND OVERNIGHT DELIVERY

NOTICE TO THE SECRETARY OF TENET HEALTHCARE CORPORATION

Glenview Capital Management, LLC (“Glenview”), on behalf of Glenview Institutional Partners, L.P. (the “Glenview Holder”) hereby notifies you that the Glenview Holder intends to propose an amendment (the “Proposal”) to the Amended and Restated Bylaws (the “Bylaws”) of Tenet Healthcare Corporation (the “Corporation”) at the 2018 Annual Stockholders’ Meeting (the “Meeting”).

Representations

The Glenview Holder represents as follows:
1.
It is a holder of record of stock of the Corporation as of the date of this notice, entitled to vote at the Meeting, and it intends to appear in person or by proxy at the Meeting to make the Proposal; and

2.
It intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the Proposal, or otherwise to solicit proxies from stockholders in support of the Proposal.

Undertaking

The Glenview Holder hereby undertakes to (1) notify the Corporation in writing of the information set forth in clauses (D) and (E) of Section 2.10.1(b)(ii) and Section 2.10.1(b)(iii)(B) of the Bylaws as of the record date for the Meeting promptly (and, in any event, within five business days) following the later of the record date or the day on which the Corporation makes a public announcement of the record date and (2) update such information thereafter within two business days of any change in such information, and in any event, as of the close of business on the day preceding the Meeting date.

Notice

In accordance with Section 2.10.1(b)(ii) of the Bylaws, the Glenview Holder provides the following information:

(A) The Proposal, if adopted by the stockholders of the Corporation (the “Stockholders”) at the Meeting by the affirmative vote of the holders of a majority of all outstanding shares voting together and not by class would (1) amend the Bylaws to eliminate the need for the unanimous consent of all the stockholders of the Corporation (the “Stockholders”) to take action by written consent without a meeting, (2) permit the election and/or removal of directors by the Stockholders by written consent without a meeting, (3) provide for the setting of a record date for such consents and certain other procedures and (4) prohibit any future amendment, modification or removal of that provision of the Bylaws by the Board without Stockholder approval.

Glenview Capital Management, 767 Fifth Avenue, Floor 44, New York, NY 10153 – Tel: 212-812-4700 – Fax: 212-812-4701

(B) Reason for the Proposal: The Proposal will enhance the Corporation’s governance oversight by the Stockholders, strengthen the Corporation and enhance Stockholder value. The Corporation is owned by the Stockholders. The Board acts as agents and fiduciaries of the Stockholders. Accordingly, the Directors should serve at the pleasure of the Stockholders and the Stockholders should be able to remove Directors, with or without cause, by action without a meeting, rather than be required to wait for a meeting of the Stockholders in order to take such action. The ability of the Stockholders to reconstitute, refresh, and/or improve the Board without delay strengthens the accountability of the Board to all Stockholders. Furthermore, a requirement of unanimity of the Stockholders in order to take action by written consent without a meeting is effectively a prohibition of such action, as it is as a practical matter impossible to obtain such unanimity.

On January 18, 2018, Glenview asked the Corporation’s Board to consider amending Section 2.5 of the Bylaws in a manner similar to the Proposal, but the Board declined. Instead, the Board on January 21, 2018 amended the Bylaws to provide that a special meeting shall be called by the Secretary of the Corporation upon the written request of one or more Proposing Persons (as defined in the Bylaws) having Net Long Beneficial Ownership (as defined in the Bylaws) of at least a majority of all outstanding shares of common stock of the Corporation (the “Special Meeting Provision”). The Special Meeting Provision is inadequate and, given its shortcomings, it is not a practical alternative to the Stockholder’s having the right to act by written consent without a meeting. The Special Meeting Provision is inadequate for the following reasons:

1.
Delay. It requires in essence two proxy solicitations before the Stockholders can adopt a proposal or remove a director: one to achieve the majority threshold to call a special meeting, and another to achieve the requisite Stockholder vote at the special meeting. As a result, it inordinately and unfairly delays Stockholder action. We note that the Board has up to 90 days to actually hold the special meeting following receipt of instructions to do so from the requisite Stockholders. Thus, the total time required to use the Board’s new Bylaw to actually take action at a special meeting could easily be six months or longer.

2.
Expense. Because of the need to run two proxy solicitations and the delay discussed above, the expenses that will be incurred by Stockholders using the Special Meeting Provision would be at least double that of Stockholders acting by written consent without a meeting, as would be permitted by our Proposal.

3.
Group Issues: Interpretive issues likely will have a chilling effect on the ability of Stockholders to use the Special Meeting Provision, as many large Stockholders will likely not tolerate any risk of entering into a SEC Regulation 13D “group” thereby assuming certain regulatory burdens and/or possibly triggering the Corporation’s poison pill. Unlike merely granting a proxy, which clearly does not cause a Stockholder to become a member of a “group” for purposes of SEC Regulation 13D or as related to the Corporation’s poison pill, it is not clear whether joining with other Stockholders for purposes of calling a special meeting similarly does not form such “group” under SEC Regulation 13D or as related to the Corporation’s poison pill.

Accordingly, the Special Meeting Provision is not a workable substitute for our Proposal. Given the Proposal’s ability to enhance corporate governance at the Corporation and because the Board was not receptive to effecting the amendment to Section 2.5 of the Bylaws on its own, the Glenview Holder will make the Proposal at the Meeting.

(C) See the Proposal, attached hereto as Exhibit A.

(D) The Proposal is made to enhance corporate governance at the Corporation. Like any other Stockholder, Glenview has an interest in the increased value of the Corporation that enhanced corporate governance should bring.

(E) Neither the Glenview Holder nor any of its affiliates has any agreements, arrangements or understandings with any other person or persons in connection with the Proposal.

In accordance with Section 2.10.1(b)(iii) of the Bylaws, Glenview provides the following information regarding the Proposal to the Secretary of the Corporation.

(A)  The Glenview Holder’s name and address appear on the Corporation’s books as follows:

Glenview Institutional Partners, L.P.
In care of Glenview Capital Management, LLC
767 Fifth Ave, 44th Floor
New York, NY 10153

(B) (1) The Glenview Holder owns of record the following class or series and number of shares of capital stock:
1,000 shares of Common Stock

The Glenview Holder owns beneficially, directly or indirectly, 3,256,510 shares of Common Stock, representing 3.23% of the total outstanding shares of Common Stock as of October 31, 2017 (the latest date for which the Corporation’s SEC Filing 10-Q provides share information).

In addition, Glenview and other funds managed by Glenview own beneficially 14,686,114 shares of Common Stock such that Glenview, the Glenview Holder and other funds, in the aggregate, own beneficially, directly or indirectly approximately 17.8% of the total outstanding shares of Common Stock as of October 31, 2017 (the latest date for which the Corporation’s SEC Filing 10-Q provides share information).

Except that an affiliate of Glenview receives a customary performance-related fee with respect to the Glenview Holder and other funds managed by Glenview, neither Glenview nor the Glenview Holder nor any of their affiliates receives or is entitled to other performance-related fees (other than an asset-based fee) based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments (as defined below), if any, in each case with respect to the information required to be included in the notice pursuant to clauses (1) through (7) of Section 2.10.1(b)(iii)(B) of the Bylaws, as of the date hereof and including, without limitation, any such interests held by members of the immediate family sharing the same household of any members of Glenview or the Glenview Holder.

Neither Glenview nor the Glenview Holder nor any of their affiliates has any of the following:

(2) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of capital stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) and any other contract, arrangement, understanding or relationship (including, without limitation, any swap profit interest, hedging transaction, repurchase agreement or securities lending or borrowing arrangement) to which Glenview or the Glenview Holder is, directly or indirectly, a party as of the date of such notice (x) with respect to shares of stock of the Corporation or (y) the effect or intent of which is to mitigate loss to, manage the potential risk or benefit of share price changes (increases or decreases) for, or increase or decrease the voting power of such stockholder or beneficial owner or any of their affiliates with respect to, securities of the Corporation, or which may have payments based in whole or in part, directly or indirectly, on the price, value or volatility (or change in price, value or volatility) of any class or series of securities of the Corporation;

(3) any proxy, contract, arrangement, understanding, or relationship pursuant to which Glenview or the Glenview Holder has a right to vote any shares of any security of the Corporation;

(4) any short interest in any security of the Corporation (within the meaning of Section 2.10 of the Bylaws);

(5) any right to dividends on the shares of capital stock of the Corporation owned beneficially by which Glenview or the Glenview Holder, which right is separated or separable from the underlying shares; and

(6) other than as disclosed in this notice, any proportionate interest in shares of capital stock of the Corporation or Derivative Instrument held, directly or indirectly, by a general or limited partnership in which Glenview or the Glenview Holder, is a general partner or with respect to which Glenview or the Glenview Holder, directly or indirectly, beneficially owns an interest in a general partner.

(C) The Glenview Holder provides the following information that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder:

•
Any solicitation will be made by Glenview (acting through its partners and/or employees) on behalf of the Glenview Holder through phone conferences and/or meetings with certain Stockholders. It is also possible that a reputable proxy solicitation firm will be retained. Costs of any solicitation will be borne by funds managed by Glenview and reimbursement may be requested from the Corporation if the Proposal is adopted by the Stockholders.

•
Neither Glenview nor the Glenview Holder nor any of their respective associates has any arrangement or understanding with any person with respect to any future employment by the Corporation or its affiliates or with respect to any future transactions to which the Corporation or any of its affiliates will or may be a party.

•
The funds used for the purchase of shares of the Corporation were derived from general working capital of funds managed by Glenview, which may have included margin account borrowings made in the ordinary course of business. See Glenview’s Schedule 13D filing with the Securities and Exchange Commission with respect to its holdings of the shares of the Corporation for more information.

•	No information beyond that set forth above in this notice is required, other than certain information not yet available, e.g., the date, time and place of the Meeting.

Glenview Institutional Partners, L.P.

By:	GLENVIEW CAPITAL MANAGEMENT, LLC, its Investment Adviser

By:	/s/ Larry Robbins
Name: Larry Robbins
Title: Manager

Exhibit A

PROPOSAL

AMENDMENT OF THE BYLAWS
OF
TENET HEALTHCARE CORPORATION

WHEREAS it is desirable and in the best interests of this Corporation that the Amended and Restated Bylaws of this Corporation be amended in the manner set forth below.

NOW, THEREFORE, BE IT RESOLVED that Section 2.5 of the Amended and Restated Bylaws of this Corporation be, and it hereby is, amended and restated to read in its entirety as follows:

Section 2.5 Consent by Stockholders.

2.5.1  Any action that may be taken at a meeting of the stockholders may be taken without a meeting if authorized by one or more written consents signed by stockholders holding at least a majority of the voting power of all outstanding shares of the Corporation, except that if a different proportion of voting power is required for such action at a meeting, then that proportion of such voting power is required.

2.5.2  Stockholders may take action by written consent only if consents are solicited by the stockholder or stockholders seeking to take such action in accordance with this Section 2.5 and applicable law from all holders of capital stock of the Corporation entitled to grant consent on the matter.

2.5.3  For the purpose of determining the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than five (5) days after the date on which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent pursuant to this Section 2.5 shall, by written notice to the Secretary, request that the Board fix a record date, which notice shall include the text of any proposed resolutions. If no record date has been fixed by the Board pursuant to this Section 2.5 or otherwise within ten (10) days of receipt of a valid request by a stockholder, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to or mailed to and received by the Secretary of the Corporation.

2.5.4  No written consent shall be effective to take the corporate action referred to therein unless written consents signed by a sufficient number of stockholders to take action are delivered to the Corporation in the manner required by this Section 2.5 within sixty (60) days of the first date on which a written consent is so delivered to the Corporation. Any person executing a consent may provide, whether through instruction to an agent or otherwise, that such  consent will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is provided to the Corporation. Written Consents shall become effective upon the requisite number (as required by Section 2.5.1) being delivered or mailed to and received by the Secretary of the Corporation.

2.5.5  This Section 2.5 shall not be amended, removed or otherwise modified except by a vote or consent of stockholders holding at least a majority of the voting power of all outstanding shares of the Corporation.